As filed with the United States Securities and Exchange Commission on March 21, 2025.

Registration No. 333-276674

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IOTHREE LIMITED
(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	4899	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

140 Paya Lebar Road #07-02
AZ @ Paya Lebar
Singapore 409015
Telephone: +65 3105 1699
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Telephone: (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies of all communications, including communications sent to agent for service, should be sent to:

Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW Suite 500 Washington, DC 20036 Telephone: (202) 869-0888 Fax: (202) 869-0889	William S. Rosenstadt, Esq. Yarona Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue 3rd Floor New York, NY 10017 Telephone: (212) 588-0022 Fax: (212) 826-9307

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Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act:

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

The Registrant is filing this post-effective amendment No. 2 to Form F-1 (this “Post-Effective Amendment No. 2”), to update its registration statement on Form F-1, as amended (File No. 333-276674), initially filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on January 24, 2024 and originally declared effective by the SEC on December 31, 2024, and post-effective amendment No. 1 to Form F-1 filed with the SEC on January 27, 2025, as an exhibit-only filing. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the registration statement, the signature pages to the registration statement, and the exhibits being filed with this Post-Effective Amendment No. 2. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Under Cayman Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Our Amended and Restated Memorandum and Articles of Association will provide that, to the fullest extent permitted by Cayman Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their fiduciary duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

Our Amended and Restated Memorandum and Articles of Association will provide that we shall indemnify any of our directors or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. We may pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as will be provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 7. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered sales of our securities since its incorporation on August 21, 2023. All of these sales were exempt from registration under the Securities Act by reason of Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable. In all cases, there was no public solicitation. The issuances of the securities described below were effected without the involvement of underwriters.

●	On August 21, 2023, we issued 1 Ordinary Share to Harneys Fiduciary (Cayman) Limited, the initial subscriber.

●	On August 28, 2023, we issued an aggregate of 49,999 Ordinary Shares to Eng Chye Koh and 1 Ordinary Share was transferred from the initial subscriber to Eng Chye Koh, such that Eng Chye Koh held an aggregate of 50,000 Ordinary Shares.

●	On October 6, 2023, we issued 45,010 Ordinary Shares to iO3 Strategic Investments Limited and 4,990 Ordinary Shares to Tsang Nga Kwok as part of a share swap and reorganization that we consummated for the purpose of this offering and listing on Nasdaq.

●	On February 8, 2024, we issued an aggregate of 14,900,000 Ordinary Shares to each of our shareholders (i.e., iO3 Strategic Investments Limited, All Wealthy International Limited, Tsang Nga Kwok, One Investment and Consultancy Limited, Sakal Capital Pte. Ltd. and Shao Qi Limited) in proportion to their existing shareholdings as part of a series of reorganization transactions for the sake of undertaking a public offering of our Ordinary Shares. After the consummation of such reorganization transactions, the total number of our issued and outstanding shares increased from 100,000 Ordinary Shares to 15,000,000 Ordinary Shares.

●	On August 22, 2024, iO3 Cayman conducted a consolidation of its issued and authorized but unissued shares at a ratio of 5 for 1. As such, iO3 Cayman’s authorized share capital changed from $500,000 divided into 50,000,000 Ordinary Shares, at par value of $0.01 per share to $500,000 divided into 10,000,000 Ordinary Shares, at par value of $0.05 per share. The total number of iO3 Cayman’s issued and outstanding Ordinary shares accordingly decreased from 15,000,000 to 3,000,000 shares. On the same day, iO3 Cayman further conducted a subdivision of its issued and unissued shares at a ratio of 1 for 8. As a result, iO3 Cayman’s authorized share capital changed from $500,000 divided into 10,000,000 Ordinary Shares, at par value of $0.05 per share to $500,000 divided into 80,000,000 Ordinary Shares, at par value of $0.00625 per share. The total number of iO3 Cayman’s issued and outstanding Ordinary shares thus increased from 3,000,000 to 24,000,000 shares. The ownership percentages of the Company’s shareholders remained the same after the Share Split.

The table below illustrates the breakdown of Ordinary Shares issued to each of our shareholders of record as at the date of this prospectus:

Name of shareholder	Number of Ordinary Shares allotted and issued
iO3 Strategic Investments Limited	14,282,400
All Wealthy International Limited	4,927,200
Tsang Nga Kwok	250,000
Ace Smart Global Limited	947,600
One Investment and Consultancy Limited	1,197,600
Sakal Capital Pte. Ltd.	1,197,600
Shao Qi Limited	1,197,600
Total:	24,000,000

*	On November 4, 2024, Tsang Nga Kwok transferred 947,600 Ordinary Shares to Ace Smart Global Limited, a company controlled and wholly owned by Tsang Nga Kwok.

Item 8. Exhibits and Financial Statement Schedules.

(a)    Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association, as currently in effect
3.2*	Form of Amended and Restated Memorandum and Articles of Association (to be effective immediately prior to the completion of this offering)
4.1*	Specimen Certificate for Ordinary Shares
4.2*	Form of the Representative’s Warrants
5.1*	Opinion of Harney Westwood & Riegels regarding the validity of the Ordinary Shares being registered and certain other legal matters
5.2*	Opinion of Bevilacqua PLLC regarding the Representative’s Warrants
8.1*	Opinion of Harney Westwood & Riegels regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1*	Tenancy Agreement for the Registrant’s Principal Office in Singapore dated June 6, 2024
10.2	Tenancy Agreement for the Registrant’s Warehouse in Singapore dated March 1, 2025
21.1*	List of Subsidiaries
23.1	Consent of Audit Alliance, Certified Public Accountants and Advisors, P.C.
23.2*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.3*	Consent of Rajah & Tann Singapore LLP
23.4*	Consent of Bevilacqua PLLC (included in Exhibit 5.2)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Consent of Frost & Sullivan
107*	Filing Fee Table

*	Filed previously

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in Exhibit 107, the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore on the 21st day of March, 2025.

IOTHREE LIMITED

By:	/s/ Eng Chye Koh
Name: Eng Chye Koh
Title: Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eng Chye Koh	Chief Executive Officer and Chairman	March 21, 2025
Name: Eng Chye Koh	(principal executive officer)

/s/ Fui Chu Lo	Chief Financial Officer	March 21, 2025
Name: Fui Chu Lo	(principal financial and accounting officer)

/s/ Joanna Hui Cheng Soh	Chief Commercial Officer and Director	March 21, 2025
Name: Joanna Hui Cheng Soh

/s/ Wei Meng See	Chief Technology Officer	March 21, 2025
Name: Wei Meng See

/s/ Wai Man Raymond Cheung	Director	March 21, 2025
Name: Wai Man Raymond Cheung

/s/ Ser Chiang Ng	Director	March 21, 2025
Name: Ser Chiang Ng

/s/ Yuanting Zhang	Director	March 21, 2025
Name: Yuanting Zhang

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of iOThree Limited has signed this registration statement or amendment thereto in New York, NY on March 21, 2025.

Cogency Global Inc.

By:	/s/ Colleen A. DeVries
Name: Colleen A. DeVries
Title: Senior Vice President on behalf of Cogency Global Inc.